Exhibit 11.1

Consent of Independent Public Accounting Firm

We hereby consent to the use in the Annual Report on Form 1-K and the Post-Qualification Amendment No. 3 to the Offering Statement on Form 1-A (the “1-A POS”) of Carolina Complete Health Network, Inc. (the “Company”), of our report dated April 30, 2019, relating to the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ deficit and cash flow for the years then ended, and the related notes to the financial statements, filed with the Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in the 1-A POS.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina

April 30, 2019